SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) June 16, 2015

ELEPHANT TALK COMMUNICATIONS CORP.

(Exact name of registrant as specified in Charter)

Delaware	000-030061	95-4557538

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Park Avenue

New York, NY 10017

(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: +31.20.653.5916

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On June 12, 2015 (“Effective Date”), Elephant Talk Communication Corp. (the “Company”) entered into a Release and Settlement Agreement (the “Agreement”) with Iusacell, S.A. De C.V. (“Iusacell”) pursuant to which the Company and Iusacell agreed to terminate that certain Mobile Network Enablement Agreement and other related agreements the Company and its subsidiaries entered into in 2013 and settle and release all possible claims arising out of or in connection with these agreements.

Under the terms of the Agreement, Iusacell agreed to make settlement payment of $13.5 million as reduced by certain debt obligations of the Company against Iusacell and resulted in a cash payment of $12.6 million (“Cash Settlement Amount”). The Cash Settlement Amount shall be payable by June 19, 2015. Upon the Effective Date, the Mobile Network Enablement Agreement and related agreements shall be deemed terminated subject to certain terms and conditions.

A copy of the Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference. The description of the material terms of the Agreement are qualified in their entirety by reference to Exhibit 10.1. The Company’s press release, dated June 16, 2015, announcing the Agreement is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
10.1*	Release and Settlement Agreement by and between the Company, certain of its subsidiaries and Iusacell, S.A. De C.V. dated June 12, 2015
99.1	Press Release, dated June 16, 2015

* Portions of this document have been omitted based on a request for confidential treatment submitted to the SEC. The unredacted document has been separately filed with the SEC. The redacted information is confidential information of the Registrant and Iusacell, S.A. De C.V.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 16, 2015	ELEPHANT TALK COMMUNICATIONS CORP.

	By:	/s/ Alex Vermeulen
Alex Vermeulen
General Counsel

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